                                  EXHIBIT 7.1:

                         FINANCIAL STATEMENTS REQUIRED
                                UNDER ITEM 7(A).

                         INDEPENDENT AUDITORS' REPORT

To Boards of Directors and stockholders of:
 Galey & Lord, Inc. and
 Polymer Group, Inc.

  We have audited the accompanying combined balance sheets of the Nonwovens Business of Dominion Textile Inc. (the "Business") as of June 30, 1996 and 1997, and the related combined statements of income and deficit and cash flows for the years ended June 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits, such combined financial statements present fairly, in all material respects, the combined financial position of the Business as of June 30, 1996 and 1997, and the combined results of its operations and its cash flows for the years ended June 30, 1995, 1996 and 1997, in conformity with accounting principles generally accepted in the United States of America.

  The accompanying combined financial statements have been prepared from the separate records maintained by the Business and may not necessarily be indicative of the conditions that would have existed or of the results of operations if the Business had been operated as a separate entity for all periods presented. Portions of certain income, expenses, assets and liabilities represent allocations made from Dominion Textile Inc.'s headquarters, as explained in the basis of presentation.

                                          Deloitte & Touche
                                          Chartered Accountants

January 29, 1998

                               NONWOVENS BUSINESS

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                            JUNE 30,  JUNE 30,
                                                              1997      1996
                                                            --------  --------
                          ASSETS
                          ------
Current assets
  Cash and cash equivalents................................ $ 11,690  $  2,644
  Accounts receivable, net of allowance for doubtful
   accounts of $471 (1996--$593)...........................   33,484    35,366
  Other receivables........................................    6,043     3,335
  Inventories (Note 4).....................................   25,753    25,507
  Other current assets.....................................    1,448     3,918
                                                            --------  --------
                                                              78,418    70,770
Investment in Dominion Nonwovens Sudamericana S.A. (Note
 5)........................................................    9,481       --
Property, plant and equipment, net (Note 6)................  121,737   117,689
Intangible assets, net (Note 7)............................   19,042    20,116
Other assets (Note 8)......................................    3,903     4,609
                                                            --------  --------
    Total assets........................................... $232,581  $213,184
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
           ------------------------------------
Current liabilities
  Short-term borrowings.................................... $    --   $  6,277
  Accounts payable.........................................   14,054    15,090
  Interest payable.........................................    1,844     1,712
  Income taxes payable.....................................      363        78
  Payroll, related taxes and other employee related liabil-
   ities...................................................    4,571     4,445
  Other accrued liabilities................................   10,061     2,136
  Long-term debt due within one year (Note 9)..............      923       986
                                                            --------  --------
                                                              31,816    30,724
Long-term debt (Note 9)....................................   83,227    94,479
Deferred income taxes (Note 3).............................   18,209    17,660
Other non-current liabilities..............................    7,489     5,555
                                                            --------  --------
    Total liabilities......................................  140,741   148,418
                                                            --------  --------
Stockholders' equity
  Additional paid-in capital...............................   99,141    79,362
  Deficit..................................................   (3,789)  (16,164)
  Cumulative translation adjustment (Note 11)..............   (3,512)    1,568
                                                            --------  --------
    Total stockholders' equity.............................   91,840    64,766
                                                            --------  --------
    Total liabilities and stockholders' equity............. $232,581  $213,184
                                                            ========  ========

                 See notes to the combined financial statements

                               NONWOVENS BUSINESS

                   COMBINED STATEMENTS OF INCOME AND DEFICIT

                                 (IN THOUSANDS)

                                                  FOR THE FISCAL YEARS ENDED
                                                           JUNE 30,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Sales............................................ $202,133  $188,890  $168,394
Cost of goods sold...............................  150,099   152,126   138,937
Restructuring charge (Note 1)....................      894       --        --
                                                  --------  --------  --------
Gross profit.....................................   51,140    36,764    29,457
                                                  --------  --------  --------
Selling expenses.................................    9,030     9,744     8,903
Administrative expenses..........................   14,692    12,917    13,615
Goodwill amortization............................      736       745       678
                                                  --------  --------  --------
                                                    24,458    23,406    23,196
                                                  --------  --------  --------
Operating income.................................   26,682    13,358     6,261
Interest expense, net............................   (7,549)   (7,207)   (9,914)
Other income, net (Note 2).......................      102       130       777
                                                  --------  --------  --------
Income (loss) before provision for (recovery of)
 income taxes....................................   19,235     6,281    (2,876)
Provision for (recovery of) income taxes (Note
 3)..............................................    6,860     1,099    (1,230)
                                                  --------  --------  --------
Net income (loss) before extraordinary loss......   12,375     5,182    (1,646)
Extraordinary loss on early extinguishment of
 debt............................................      --     (1,017)      --
                                                  --------  --------  --------
Net income (loss)................................   12,375     4,165    (1,646)
                                                  --------  --------  --------
Deficit, at beginning............................  (16,164)  (20,329)  (18,683)
                                                  --------  --------  --------
Deficit, at end.................................. $ (3,789) $(16,164) $(20,329)
                                                  ========  ========  ========



                 See notes to the combined financial statements

                               NONWOVENS BUSINESS

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                  FOR THE FISCAL YEARS ENDED
                                                           JUNE 30,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Operating activities
  Net income (loss).............................. $ 12,375  $  4,165  $ (1,646)
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Extraordinary loss on early extinguishment of
     debt........................................      --      1,017       --
    Depreciation and amortization................   14,717    13,080    12,550
    Deferred income taxes........................      550     4,506      (137)
    Loss (gain) on disposal of property, plant
     and equipment...............................      307       (61)     (188)
  Changes in assets and liabilities
    Receivables, net.............................     (903)   (2,462)   (5,439)
    Inventories..................................     (435)    4,513    (4,795)
    Other current assets.........................    2,356    (1,167)     (257)
    Other assets.................................      697     1,891      (203)
    Current liabilities..........................    7,431   (10,308)    5,822
    Other liabilities............................    1,933       574       915
  Other, net.....................................   (2,179)   (3,263)    1,865
                                                  --------  --------  --------
      Net cash provided by operating activities..   36,849    12,485     8,487
Investing activities
  Capital expenditures...........................  (21,856)  (21,819)  (22,273)
  Proceeds from sale of property, plant and
   equipment.....................................      (64)      471     1,940
  Investment in Dominion Nonwovens Sudamericana
   S.A...........................................   (9,481)      --        --
  Other, net.....................................    2,001     2,070    (5,598)
                                                  --------  --------  --------
      Net cash used in investing activities......  (29,400)  (19,278)  (25,931)
Financing activities
  Repayment of short-term borrowings.............  (12,159)   (3,503)   (7,312)
  Repayment of long-term debt....................  (11,314)  (82,396)  (48,417)
  Issue of short-term borrowings.................    5,882       637     1,551
  Issue of long-term debt........................      --     88,572    35,656
  Changes in additional paid-in capital..........   19,779      (910)   34,477
                                                  --------  --------  --------
      Net cash provided by financing activities..    2,188     2,400    15,955
Effect of changes in exchange rates on cash and
 cash equivalents................................     (592)      (54)    1,825
                                                  --------  --------  --------
      Net increase (decrease) in cash and cash
       equivalents...............................    9,045    (4,447)      336
      Cash and cash equivalents, beginning of
       year......................................    2,644     7,091     6,755
                                                  --------  --------  --------
      Cash and cash equivalents, end of year..... $ 11,689  $  2,644  $  7,091
                                                  ========  ========  ========
Supplemental disclosure of cash flow information
 Net cash paid (received) during the year for:
  Interest....................................... $  6,771  $  6,784  $ 10,012
  Income taxes...................................    6,025      (128)     (923)

                 See notes to the combined financial statements

                              NONWOVENS BUSINESS

                             BASIS OF PRESENTATION

                   YEARS ENDED JUNE 30, 1997, 1996 AND 1995

GENERAL

  The consolidated financial statements of Dominion Textile Inc. (the "Corporation"), a Canadian company, have been issued to stockholders.

  All dollar amounts in the combined financial statements are stated in US dollars.

  The combined financial statements of the Nonwovens Business of Dominion Textile Inc. (the "Business") include the operations of Poly-Bond Inc., Nordlys S.A., Dominion Nonwovens Sudamericana S.A. and of Dominion Industrial Fabrics Company, which were operated as subsidiaries or divisions of Dominion Textile Inc. On December 19, 1997, pursuant to a takeover offer, DT Acquisition Inc., an affiliate of Polymer Group, Inc. ("PGI") acquired all shares tendered which approximated 98% of the outstanding common stock of the Corporation. In connection with the change of control, PGI entered into a preliminary agreement with Galey & Lord, Inc., to sell it certain operations. In contemplation of the change in control and the subsequent sale of certain operations, the operations and the net assets of the Corporation have been essentially divided into two groups: the Apparel Fabrics Business and the Nonwovens Business.

  The combined financial statements have been prepared using the Corporation's historical basis in the assets and liabilities and historical results of operations related to the Business. Changes in additional paid-in capital represent the Corporation's contribution of its net operating investment plus net cash transfers to or from the Corporation. The combined financial statements reflect the results of operations, financial position and cash flows of the Business as if it had operated as a separate entity for all periods presented and may not be indicative of actual results of operations and financial position of the Business under different ownership.

  Additionally, the combined financial statements include allocations of certain corporate headquarters assets, liabilities (excluding deferred income taxes), and net expenses. All significant intergroup transactions and balances have been eliminated.

ALLOCATIONS

  The liabilities of the Business include outstanding direct third-party indebtedness and the amount of debt based on the ratio of the Business' average net operating investment to the aggregate net operating investment of the two groups. Interest expense shown in the combined financial statements reflects the interest expense associated with the aggregate borrowings for each period presented principally based on a blend of the Corporation's long-term weighted average interest rates for the applicable period.

  General corporate overhead related to the Corporation's headquarters has been allocated to the Business based on the ratio of the Business' sales to the aggregate sales of the Corporation. The costs of these services charged to the Business are not necessarily indicative of the costs that would have been incurred if the Business had performed these functions as a stand-alone entity. Additionally, income taxes on allocated general corporate overhead are calculated using the Corporation's statutory rate.

  Management believes that the basis of allocation is reasonable.

                              NONWOVENS BUSINESS

  The following table illustrates the results of applying the allocation method described above on various financial statement items:

                                                       FOR THE YEARS ENDED
                                                            JUNE 30,
                                                     -------------------------
                                                      1997     1996     1995
                                                     -------  -------  -------
                                                         (IN THOUSANDS)
      Net impact on gross profit.................... $(1,143) $  (305) $  (166)
      General corporate overhead, net...............  (1,923)  (2,421)  (6,170)
      Recovery of income taxes......................     805    1,087    2,039
      Extraordinary loss on early extinguishment of
       debt.........................................     --    (1,017)     --
                                                     -------  -------  -------
                                                     $(2,261) $(2,656) $(4,297)
                                                     =======  =======  =======
                                                     AS OF JUNE 30,
                                                     ----------------
                                                      1997     1996
                                                     -------  -------
                                                     (IN THOUSANDS)
      Net assets excluding long-term debt........... $ 4,732  $   118
      Long-term debt................................  77,950   87,424
      Cumulative translation adjustment.............  (1,408)    (167)

                              NONWOVENS BUSINESS

                        SIGNIFICANT ACCOUNTING POLICIES

                   YEARS ENDED JUNE 30, 1997, 1996 AND 1995

  The combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most significant accounting policies are as follows:

  The combined financial statements include the accounts of Poly-Bond Inc., Nordlys S.A., Dominion Nonwovens Sudamericana S.A. and of Dominion Industrial Fabrics Company, plus certain allocations from the corporate headquarters as explained in the basis of presentation. All significant intercompany transactions are eliminated.

  The business acquisitions are accounted for using the purchase method. The assets and liabilities of the acquired entities are adjusted to appropriate carrying values.

NATURE OF OPERATIONS

  The Business produces nonwoven fabrics used in hygiene, medical and industrial markets. The Business also supplies custom designed technical fabrics for inherently flame resistant protective wear, cloth coated abrasives and a variety of other industrial applications.

FISCAL YEAR

  The Business' fiscal year is the 52- or 53-week ending on the last Saturday in June. Fiscal 1995 includes operations for a 52-week period, whereas fiscal 1996 includes operations for a 53-week period and fiscal 1997 includes operations for a 52-week period.

TRANSLATION OF FOREIGN CURRENCIES

  Unrealized translation gains and losses on assets and liabilities denominated in foreign currencies are reflected in income of the period. Unrealized translation gains or losses on debt designated as a hedge of foreign self-sustaining operations are included in the cumulative translation adjustment in stockholders' equity.

  The assets and liabilities of foreign operations, all of which are self-sustaining, are translated at exchange rates in effect at the balance sheet dates. Revenue and expense items are translated at average exchange rates prevailing during the period. The resulting gains and losses are accumulated in the cumulative translation adjustment in stockholders' equity.

FINANCIAL INSTRUMENTS

  The Business enters into a variety of financial instruments to manage its exposure to foreign currency rates. These instruments are used for hedging purposes and are employed in connection with an underlying asset, liability, firm commitment or anticipated transaction.

  Gains and losses on hedges of existing assets and liabilities are included in the carrying amounts of those assets and liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions are also deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. Gains and losses on financial instruments that do not qualify as hedges for accounting purposes are recognized in income.

                              NONWOVENS BUSINESS

CASH EQUIVALENTS

  Cash equivalents include all highly liquid short-term instruments purchased with a maturity of three months or less.

INVENTORY VALUATION

  Inventories are valued at the lower of cost (determined substantially on the first-in, first-out method) and net realizable value or replacement value for certain supplies. The cost of work in process and finished goods includes raw materials, direct labor and certain manufacturing overhead expenses. Adequate provision is made for slow moving and obsolete inventories.

DEPRECIATION AND AMORTIZATION

  Property, plant and equipment are stated at historical cost. Depreciation is provided on a straight-line basis at varying rates which allocate the cost of the assets over their estimated economic lives. Buildings are amortized primarily over 25 years and machinery and equipment over 3 to 15 years.

  Goodwill which represents, at the acquisition date, the excess of cost over the fair value of companies acquired, is amortized on a straight-line basis over a maximum of 40 years. The Business evaluates the carrying value of goodwill for potential permanent impairment on an ongoing basis. In order to determine if such a permanent impairment exists, the Business' management considers each business unit's financial condition and expected future cash flows, using projected financial performance. A permanent impairment in the value of goodwill is written off against income in the year such impairment is recognized.

  Other intangible assets are amortized over their respective estimated useful lives for periods ranging from 4 to 25 years. Deferred refinancing costs are amortized over the term of the related debt.

ADOPTION OF NEW ACCOUNTING STANDARD

  During 1997, the Business adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS 121 establishes accounting standards for recording the impairment of long-lived assets, certain identifiable intangibles, goodwill and assets to be disposed of. The management determined that no impairment loss was needed to be recognized for applicable assets of its operations. Such determination does not envisage the change of control described in the basis of presentation.

                              NONWOVENS BUSINESS

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS

                   YEARS ENDED JUNE 30, 1997, 1996 AND 1995

1. RESTRUCTURING CHARGE

  In the fourth quarter of 1997, the Business recorded a $0.9 million provision for its share in a company-wide cost reduction program. This charge provided for severance payments and rationalization costs in the general and administrative areas to be implemented in 1998.

2. OTHER INCOME, NET

                                                              FOR THE YEARS
                                                              ENDED JUNE 30,
                                                             ------------------
                                                             1997   1996   1995
                                                             -----  -----  ----
                                                              (IN THOUSANDS)
      Gain (loss) on disposal of property, plant and
       equipment............................................ $(307) $  61  $188
      Business' share in gain realized upon termination of
       pension plan.........................................   926    739   --
      Other items, net......................................  (517)  (670)  589
                                                             -----  -----  ----
                                                             $ 102  $ 130  $777
                                                             =====  =====  ====

3. INCOME TAXES

  The Business follows Statement of Financial Accounting Standards No. 109 in accounting for income taxes.

  Dominion Textile Inc., as a Canadian company, is subject to Canadian tax legislation. The combined income taxes differ from the income taxes calculated using the Canadian statutory rates for the following reasons:

                                                       1997     1996    1995
                                                      -------  ------  -------
                                                          (IN THOUSANDS)
      Income (loss) before income taxes.............. $19,235  $6,281  $(2,876)
      Statutory income tax rates in Canada...........   38.83%  38.95%   38.80%
      Income taxes based on combined basic Canadian
       federal and provincial rates.................. $ 7,469  $2,446  $(1,116)
      Increase (decrease) in income taxes resulting
       from:
        Nondeductible items..........................     200     172      --
        Revenue not currently taxable................    (476) (1,100)    (277)
        Utilization of tax benefits carried forward..    (140) (1,103)    (327)
        Other........................................    (193)    684      490
                                                      -------  ------  -------
                                                      $ 6,860  $1,099  $(1,230)
                                                      =======  ======  =======
      Income taxes (recovery)
        Current...................................... $ 6,676  $  474  $  (778)
        Deferred.....................................     184     625     (452)
                                                      -------  ------  -------
          Total income taxes......................... $ 6,860  $1,099  $(1,230)
                                                      =======  ======  =======

                              NONWOVENS BUSINESS

  At June 30, 1997 and 1996, the deferred tax assets (included in other current assets) and the deferred tax liability are as follows:

                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
      Deferred tax assets
        Accounts receivable................................... $    (7) $    28
        Non-deductible items..................................     890      441
                                                               -------  -------
                                                               $   883  $   469
                                                               =======  =======
      Deferred tax liability
        Property, plant and equipment......................... $18,209  $17,660

  The Internal Revenue Service is examining the income tax returns of Dominion Textile (USA) Inc., a company under common control, for the years 1987 through 1989. Management is of the opinion that it has adequately provided for any additional income taxes that may be assessed as a result of this examination.

  Foreign tax credits would offset the amount of undistributed income of international subsidiaries which would be subject to additional income taxes if distributed.

4. INVENTORIES

                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
Finished goods................................................. $10,557 $12,722
Work in process, including greige fabric for further
 processing....................................................   5,499   5,932
Raw materials and supplies.....................................   9,697   6,853
                                                                ------- -------
                                                                $25,753 $25,507
                                                                ======= =======

5. INVESTMENT IN DOMINION NONWOVENS SUDAMERICANA S.A.

  During the year, the Business invested $9.5 million, including related costs, for a 50% interest in a newly formed company located in Argentina, Dominion Nonwovens Sudamericana S.A. (DNS). DNS will manufacture and market nonwovens to hygiene markets in South America. Commercial operations have started in November 1997.

6. PROPERTY, PLANT AND EQUIPMENT, NET

                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
Land........................................................ $    264  $    329
Buildings and leasehold improvements........................   28,881    30,519
Less: Accumulated depreciation..............................   (9,037)   (9,200)
                                                             --------  --------
                                                               20,108    21,648
                                                             --------  --------
Machinery and equipment.....................................  174,986   161,608
Less: Accumulated depreciation..............................  (73,357)  (65,567)
                                                             --------  --------
                                                              101,629    96,041
                                                             --------  --------
                                                             $121,737  $117,689
                                                             ========  ========

                              NONWOVENS BUSINESS

  Depreciation and amortization of property, plant and equipment amounts to $13,982, $12,336 and $11,871 in 1997, 1996 and 1995, respectively.

7. INTANGIBLE ASSETS, NET

                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
Goodwill...................................................... $24,410  $24,743
Other.........................................................   2,987    3,033
                                                               -------  -------
                                                                27,397   27,776
Less: Accumulated amortization................................  (8,355)  (7,660)
                                                               -------  -------
                                                               $19,042  $20,116
                                                               =======  =======

  Total intangible asset amortization charged to income amounts to $735, $744 and $679, in 1997, 1996 and 1995, respectively.

8. OTHER ASSETS

                                                                   1997   1996
                                                                  ------ ------
                                                                       (IN
                                                                   THOUSANDS)
Deferred refinancing and other costs............................. $3,903 $2,363
Note receivable (a)..............................................    --   2,246
                                                                  ------ ------
                                                                  $3,903 $4,609
                                                                  ====== ======

--------
(a) The $10.0 million note received on the sale of Wayn-Tex Inc., a former subsidiary of the Corporation, and due in August 1999, was prepaid subsequent to year-end and accordingly has been reclassified in other current receivables at June 30, 1997. The Business was allocated a portion of the note based on the allocation method explained in the basis of presentation. The interest rate on the note was 11.75%.

9. LONG-TERM DEBT

  The Business' long-term debt is as follows:

                                                               1997     1996
                                                              -------  -------
                                                              (IN THOUSANDS)
      Secured
        Capital lease (a).................................... $ 5,433  $ 6,760
      Unsecured
        Business' share in general corporate long-term debt
         (b).................................................  77,950   87,424
        Other................................................     767    1,281
                                                              -------  -------
                                                               84,150   95,465
      Long-term debt due within one year.....................    (923)    (986)
                                                              -------  -------
                                                              $83,227  $94,479
                                                              =======  =======

--------
(a) The capital lease is payable in French francs and is due through July 15, 2004 and bears interest based on governmental debt average rates.

                              NONWOVENS BUSINESS

(b) As of June 30, 1997 and 1996, the general corporate long-term debt is as follows:

                                                               1997     1996
                                                             -------- --------
                                                              (IN THOUSANDS)
   Unsecured and Guaranteed Senior Notes, Due November 2003
    (i)....................................................  $150,000 $150,000
   Unsecured and Guaranteed Senior Notes, Due April 2006
    (ii)...................................................   125,000  125,000
   Unsecured Revolving Credit Facility.....................       --    57,000
   Other...................................................       --       686
                                                             -------- --------
                                                              275,000  332,686
   Long-term debt due within one year......................       --       (56)
                                                             -------- --------
                                                             $275,000 $332,630
                                                             ======== ========

--------
  (i) These notes were issued by Dominion Textile (USA) Inc. and are unconditionally guaranteed by the Corporation.
  (ii) In 1996, the Corporation completed a refinancing plan which included the issue by Dominion Textile (USA) Inc. of $125 million of Guaranteed Senior Notes and the concurrent arrangement of the Revolving Credit Facility. Proceeds of the senior notes and from certain simultaneous borrowings under the Revolving Credit Facility were used to prepay secured loans outstanding (including prepayment premiums and accrued interest).
    The Revolving Credit Facility of $100 million will mature on April 1, 2001 and bears interest at a floating rate equal to, at the borrower's option (i) the higher of the prime rate or Federal Funds Rate plus
    0.5%; or (ii) Libor plus a margin which is subject to change within a range of 0.5% and 2.0% depending on the consolidated debt to cash flow ratio of the Corporation. Interest payment dates vary in accordance with the maturity period selected for each borrowing made under the facility. The facility also provides for availability of letters of credit.
    The credit facilities governing the long-term indebtedness of the Corporation contain covenants which include, among others, covenants restricting certain investments, capital expenditures, other indebtedness, disposition of assets, mergers and acquisitions, liens and encumbrances, and also set out certain financial covenants. These financial covenants include, among others, requirements for the Corporation to maintain various consolidated financial ratios and net worth levels in excess of predefined levels.
    In addition, the change of control, discussed in the basis of presentation, will cause Dominion Textile (USA) Inc. to offer, within 30 days after the change of control, to repurchase all outstanding senior notes at a predefined price.
    As of June 30, 1997, letters of credit aggregating $4.3 million were issued, representing contingent liabilities of the Corporation under the Revolving Credit Facility and $95.7 million was unutilized and available.
(c) The payments required on the long-term debt are as follows:

                                                                       BUSINESS'
                                                           CORPORATION   SHARE
                                                           ----------- ---------
                                                              (IN THOUSANDS)
   1998...................................................  $    --     $   923
   1999...................................................       --         827
   2000...................................................       --         721
   2001...................................................       --         787
   2002...................................................       --         860
   2003 and subsequent years..............................   275,000     80,032
                                                            --------    -------
                                                            $275,000    $84,150
                                                            ========    =======

                              NONWOVENS BUSINESS

(d) Interest expense related to long-term debt totaled $8.4 million, $6.9 million and $7.7 million, in 1997, 1996 and 1995, respectively.
(e) The following table presents the interest rates as of June 30, 1997:

             Canadian prime rate................ 4.75%
             US prime rate...................... 8.50%
             Federal Funds rate................. 5.63%
             Libor--3-month period.............. 5.81%

(f) As of June 30, 1997, the Business maintained other available bank lines of credit for general corporate purposes, at the bank's prime rate of interest or equivalents, to meet normal operating requirements.

10. FINANCIAL INSTRUMENTS

 Risk management

  The Business operates internationally and is exposed to market risks from changes in foreign exchange rates.

 Foreign currency hedging

  During the period, the Business used forward contracts to hedge certain operating and capital cash flows. As of June 30, 1997, $20.9 million notional amount of forward exchange contracts were outstanding.

 Interest rates

  Substantially all long-term debt is issued at fixed interest rates.

 Fair values

  Fair values approximate amounts at which financial instruments could be exchanged between willing parties, based on current markets for instruments of the same risk, principal and remaining maturities. Fair values are based on estimates using present value and other valuation techniques which are significantly affected by the assumptions used concerning the amount and timing of future cash flows and discount rates which reflect varying degrees of risk.

  Therefore, due to the use of subjective judgment and uncertainties, the aggregate fair value amount should not be interpreted as being realizable in an immediate settlement of the instruments.

  As of June 30, 1997 and 1996 the carrying value of all financial instruments approximates fair value with the following exceptions:

                                         1997                      1996
                               ------------------------- -------------------------
                               CARRYING VALUE FAIR VALUE CARRYING VALUE FAIR VALUE
                               -------------- ---------- -------------- ----------
                                                 (IN THOUSANDS)
      Long-term debt..........    $84,150      $86,380      $95,470      $92,386
      Forward exchange
       contract position......        --        (1,172)         --           --

                              NONWOVENS BUSINESS

 Credit risk

  The Business is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations, given their high credit ratings. Where appropriate, the Business obtains collateral in the form of rights to securities or arranges master netting agreements. The credit exposure of the financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date, reduced by the effects of master netting agreements.

  The Business is exposed to credit risk from customers. However, the Business has a large number of diverse customers which minimizes the concentration of this risk. Sales to one customer represented 11% in 1995 and sales to two customers represented 18% and 33% in 1996 and 1997, respectively, of the Business' combined sales.

 Guarantees

  As of June 30, 1997, the Corporation had outstanding guarantees of $4.3 million (1996 - nil) representing financial guarantees issued in the normal course of business.

11. CUMULATIVE TRANSLATION ADJUSTMENT

  The changes in the cumulative translation adjustment are as follows:

                                                                1997     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
      Balance at beginning.................................... $ 1,568  $ 3,732
      Changes during the year.................................  (5,080)  (2,164)
                                                               -------  -------
      Balance at end.......................................... $(3,512) $ 1,568
                                                               =======  =======

12. EMPLOYEE BENEFITS

 Defined benefit pension plans

  The Corporation maintains defined benefit pension plans that provide for pensions for both hourly and salaried employees based on length of service and rate of pay. The Corporation funding policy is to make contributions to its pension funds based on various actuarial cost methods as permitted by pension regulatory bodies. The companies are responsible to adequately fund the plans. Plan assets at June 30, 1997 and 1996 consisted primarily of listed stocks, mutual funds and bonds. Contributions reflect actuarial assumptions concerning future investment returns, salary projections and future service benefits.

  The cost of pensions is accrued and charged to income over employees' working lives. Pension expense was calculated using a value of assets adjusted to market over periods of up to five years. The weighted average discount rate was 7.75% in 1997, 1996 and 1995, the rate of increase in future compensation levels used in determining the actuarial present value of the accrued pension benefits was 5.0% in 1997 (1996 and 1995 - 5.0% to 6.5%), and the expected long-term rate of return on plan assets was 8.0% in 1997 and 1996.

                              NONWOVENS BUSINESS

  The funded status of the Corporation's defined benefit pension plans as of the most recent valuation dates for June 30, 1997 and 1996, is as follows:

                                          1997                    1996
                                 ----------------------- -----------------------
                                   ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                   EXCEED     BENEFITS     EXCEED     BENEFITS
                                 ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
                                  BENEFITS     ASSETS     BENEFITS     ASSETS
                                 ----------- ----------- ----------- -----------
                                                 (IN THOUSANDS)
      Actuarial present value
       of benefit obligation...   $(22,174)   $(30,166)   $(38,794)   $(29,374)
                                  --------    --------    --------    --------
      Accumulated benefit
       obligation..............    (22,331)    (30,846)    (39,116)    (29,905)
                                  --------    --------    --------    --------
      Projected benefit
       obligation for service
       rendered to date........    (23,277)    (33,828)    (39,998)    (31,659)
      Plan assets at fair
       value...................     32,742      26,339      53,957      23,115
                                  --------    --------    --------    --------
      Projected benefit
       obligation less than (in
       excess of) plan assets..      9,465      (7,489)     13,959      (8,544)
      Unrecognized net (gain)
       loss....................     (9,210)        353     (13,200)      1,854
      Additional minimum
       liability recognized....        --       (1,912)       (105)     (2,263)
      Prior service cost not
       yet recognized in net
       periodic pension cost...        370       2,753         413       3,088
      Unrecognized net (asset)
       liability at transition.       (263)      1,719        (596)        425
                                  --------    --------    --------    --------
      Pension asset
       (liability).............   $    362    $ (4,576)   $    471    $ (5,440)
                                  ========    ========    ========    ========

  The Corporation's net pension cost for 1997, 1996 and 1995 includes the following:

                                                    1997     1996      1995
                                                   -------  -------  --------
                                                        (IN THOUSANDS)
      Service cost--benefits earned during the
       year....................................... $ 1,726  $ 1,665  $  2,026
      Interest cost on projected benefit
       obligation.................................   3,183    2,891     8,034
      Actual return on plan assets................  (5,254)  (7,235)  (14,907)
      Settlement loss.............................     466      --        --
      Net amortization and deferral...............   2,752    5,492     7,560
                                                   -------  -------  --------
                                                   $ 2,873  $ 2,813  $  2,713
                                                   =======  =======  ========

 Termination of pension plans

  In 1996, Dominion Textile Inc. terminated the Staff Retirement Income Plan for Employees at Locations in a Province Other Than Quebec (the "Ontario Plan") and proposed to its members to share the surplus equally between the members and the Corporation. The proposal was approved in 1997 by the members and by the Pension Commission of Ontario. A gain of $0.9 million representing the Business' share of the Ontario Plan surplus has been recorded and included under the caption "Other income, net", in the combined statements of income.

                              NONWOVENS BUSINESS

  In 1995, Dominion Textile Inc. terminated the Staff Retirement Income Plan for Employees at Locations in the Province of Quebec (the "Quebec Plan") and proposed to its members to share the surplus equally between the members and the Corporation. The proposal was approved by the members in 1996 and Dominion Textile Inc. received $17.5 million, representing its share of the Quebec Plan surplus. A gain of $0.7 million representing the Business' share of proceeds received in excess of the net pension asset was recorded.

 Capital accumulation plans

  The Business' expense with respect to capital accumulation plans amounted to $0.6 million in 1997, $0.6 million in 1996 and $0.3 million in 1995.

 Other benefits

  In addition to its pension plans, the Corporation provides certain health care and life insurance benefits for a large number of its retired employees in North America who have met the eligibility conditions. The cost of the other benefits is charged to income as expenditures are incurred.

  The following table sets forth the status of the Corporation's plan based on the latest actuarial valuations:

                                                                 1997    1996
                                                                ------- -------
                                                                (IN THOUSANDS)
      Retirees................................................. $ 7,626 $ 9,194
      Fully eligible active plan participants..................   1,772   2,125
      Other active plan participants...........................   4,490   4,439
                                                                ------- -------
                                                                 13,888  15,758
      Unrecognized gain........................................   1,112     518
                                                                ------- -------
      Postretirement obligation................................ $15,000 $16,276
                                                                ======= =======

  The Corporation's net periodic postretirement benefit cost for 1997, 1996 and 1995 consisted of the following components:

                                                         1997    1996    1995
                                                         -----  ------  ------
                                                           (IN THOUSANDS)
      Service cost--benefits earned during the period... $ 414  $  407  $  537
      Interest cost on accumulated postretirement
       benefit obligation...............................   983   1,146   1,526
      Net gain (including $0.7 million in 1997 for
       settlements).....................................  (724)   (112)   (306)
                                                         -----  ------  ------
                                                         $ 673  $1,441  $1,757
                                                         =====  ======  ======

  The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 10%, 14% and 14%, gradually declining to 6% and 5% by 2003 in 1997, 1996 and 1995, respectively, after which it remains constant. A one-percentage-point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation by approximately 8%, 9%, and 11% and would increase the periodic service and interest costs by approximately 9%, 16% and 17%, during fiscal 1997, 1996 and 1995, respectively. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.5% during fiscal 1997, 1996 and 1995.

                              NONWOVENS BUSINESS

 Summary

  The Business' share in the Corporation's employee benefit plans, based on its proportionate number of employees, is as follows:

                                                                 1997 1996 1995
                                                                 ---- ---- ----
                                                                 (IN THOUSANDS)
      Net benefit costs
        Pension plans........................................... $629 $616 $594
        Postretirement benefit other than pensions..............  147  316  385

                                                                    1997   1996
                                                                   ------ ------
                                                                        (IN
                                                                    THOUSANDS)
      Unfunded obligation, net
        Pension plans............................................. $  923 $1,110
        Postretirement benefit other than pensions................  3,285  3,565

13. COMMITMENTS AND CONTINGENT LIABILITIES

 Lease commitments

  As of June 30, 1997, the future minimum payments for building and equipment leases with initial non-cancellable lease terms in excess of one year are as follows:

             1998.............................. $1,267
             1999..............................  1,192
             2000..............................  1,030
             2001..............................    947
             2002..............................    769
             2003 and subsequent years.........     24
                                                ------
                                                $5,229
                                                ======

 Other commitments

  As of June 30, 1997, the Business had outstanding purchase contracts for cotton and other fibers of approximately $8.0 million and commitments for capital expenditures of approximately $33.0 million.

 Environmental matters

  The Business, primarily as a result of its manufacturing operations, is subject to numerous environmental laws and regulations and exposed to liabilities and compliance costs arising from its past and current generation, management and disposition of hazardous substances and wastes. Based on information presently available, management believes that the existing accruals are sufficient to satisfy probable and reasonably estimable environmental liabilities related to known environmental matters.

 Litigation

  In the normal course of operations, the Business becomes involved in various claims and legal proceedings. While the final outcome with respect to claims and legal proceedings pending at June 30, 1997 cannot be predicted with certainty, it is the opinion of management that their resolution will not have an adverse material effect on the Business' combined financial position or results of operations.

                              NONWOVENS BUSINESS

14. SEGMENTED INFORMATION

  The nonwovens arm of the Business produces and markets nonwoven fabrics used in hygiene, medical and industrial markets. The industrial products arm produces woven fabrics for protective apparel and industrial applications.

                                                            INDUSTRIAL
                                                  NONWOVENS  PRODUCTS   TOTAL
                                                  --------- ---------- --------
                                                         (IN THOUSANDS)
      1997
        Sales to customers....................... $144,501   $57,632   $202,133
        Operating income.........................   24,459     2,223     26,682
        Depreciation and amortization............   13,169     1,548     14,717
        Capital expenditures.....................   17,413     4,443     21,856
        Identifiable assets......................  189,136    43,445    232,581
      1996
        Sales to customers....................... $132,151   $56,739   $188,890
        Operating income.........................    9,980     3,378     13,358
        Depreciation and amortization............   11,656     1,424     13,080
        Capital expenditures.....................   19,190     2,629     21,819
        Identifiable assets......................  175,729    37,455    213,184
      1995
        Sales to customers....................... $113,370   $55,024   $168,394
        Operating income.........................    3,842     2,419      6,261
        Depreciation and amortization............   10,964     1,586     12,550
        Capital expenditures.....................   21,299       974     22,273

                               NONWOVENS BUSINESS

                                         UNITED
                                 CANADA  STATES  INTERNATIONAL ELIMINATIONS  TOTAL
                                 ------- ------- ------------- ------------ --------
                                                   (IN THOUSANDS)
      1997
       Sales to customers (a).   $57,736 $76,594    $67,803      $   --     $202,133
       Transfers between
        geographic areas (b)..         8     --         --            (8)        --
                                 ------- -------    -------      -------    --------
                                  57,744  76,594     67,803           (8)    202,133
       Income from operations.       438  23,107      3,137          --       26,682
       Identifiable assets....    33,686 133,128     65,767          --      232,581
      1996
       Sales to customers (a).    56,946  55,307     76,637          --      188,890
       Transfers between
        geographic areas (b)..        40  42,306        --       (42,346)        --
                                 ------- -------    -------      -------    --------
                                  56,986  97,613     76,637      (42,346)    188,890
       Income from operations.     3,206   8,488      1,664          --       13,358
       Identifiable assets....    36,357 118,556     58,271          --      213,184
      1995
       Sales to customers (a).    55,170  37,990     75,234          --      168,394
       Transfers between
        geographic areas (b)..        35  58,599        --       (58,634)        --
                                 ------- -------    -------      -------    --------
                                  55,205  96,589     75,234      (58,634)    168,394
       Income from operations.       648   1,687      3,926          --        6,261

--------
(a) Canadian sales include export sales of $27.9 million (1996--$27.1 million, 1995--$24.7 million) made primarily to the United States.
(b) Transfers between geographic areas are accounted for at prices comparable to open market prices for similar products and services.

                               NONWOVENS BUSINESS

15. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                 FIRST  SECOND    THIRD  FOURTH
                                                QUARTER QUARTER  QUARTER QUARTER
                                                ------- -------  ------- -------
                                                        (IN THOUSANDS)
      1997
        Sales.................................. $44,993 $48,059  $53,787 $55,294
        Gross profit...........................  10,205  11,691   14,686  14,558
        Operating income.......................   4,623   5,447    8,393   8,219
        Net income.............................   1,431   1,137    5,504   4,303
      1996
        Sales..................................  43,236  46,820   45,730  53,104
        Gross profit...........................   7,962   8,306    8,546  11,950
        Operating income.......................   2,250   2,353    2,867   5,888
        Net income (loss)......................      11    (122)   1,805   2,471

                               NONWOVENS BUSINESS

         UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME AND DEFICIT

                                 (IN THOUSANDS)

                                                               THREE MONTHS
                                                             ENDED SEPTEMBER
                                                                   30,
                                                             -----------------
                                                              1997      1996
                                                             -------  --------
Sales....................................................... $47,510  $ 44,993
Cost of goods sold..........................................  36,146    34,788
                                                             -------  --------
Gross profit................................................  11,364    10,205
                                                             -------  --------
Selling expenses............................................   1,775     2,067
Administrative expenses.....................................   3,542     3,321
Goodwill amortization.......................................     189       194
                                                             -------  --------
                                                               5,506     5,582
                                                             -------  --------
Operating income............................................   5,858     4,623
Interest expense, net.......................................  (1,556)   (1,982)
Other income, net...........................................      25         9
                                                             -------  --------
Income before provision for income taxes....................   4,327     2,650
Provision for income taxes..................................   1,686     1,219
                                                             -------  --------
Net income..................................................   2,641     1,431
Deficit, at beginning.......................................  (3,789)  (16,164)
                                                             -------  --------
Deficit, at end............................................. $(1,148) $(14,733)
                                                             =======  ========




       See notes to the unaudited condensed combined financial statements

                               NONWOVENS BUSINESS

                  UNAUDITED CONDENSED COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                        SEPTEMBER 30, JUNE 30,
                                                            1997        1997
                                                        ------------- --------
                        ASSETS
                        ------
Current assets
  Cash and cash equivalents............................   $ 15,862    $ 11,690
  Accounts receivable, net of allowance for doubtful
   accounts of $486 ($471 as of June 30, 1997).........     31,349      33,484
  Other receivables....................................      3,479       6,043
  Inventories..........................................     29,166      25,753
  Other current assets.................................      2,178       1,448
                                                          --------    --------
                                                            82,034      78,418
Investment in Dominion Nonwovens Sudamericana S.A......      9,551       9,481
Property, plant and equipment, net.....................    127,484     121,737
Intangible assets, net.................................     18,801      19,042
Other assets...........................................      4,000       3,903
                                                          --------    --------
    Total assets.......................................   $241,870    $232,581
                                                          ========    ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current liabilities
  Accounts payable.....................................   $ 14,986    $ 14,054
  Interest payable.....................................      3,316       1,844
  Income taxes payable.................................        886         363
  Payroll, related taxes and other employee related
   liabilities.........................................      2,837       4,571
  Other accrued liabilities............................     12,307      10,061
  Long-term debt due within one year...................        936         923
                                                          --------    --------
                                                            35,268      31,816
Long-term debt.........................................     87,603      83,227
Deferred income taxes..................................     18,319      18,209
Other non current liabilities..........................      7,302       7,489
                                                          --------    --------
    Total liabilities..................................    148,492     140,741
                                                          --------    --------
Stockholders' equity
  Additional paid-in capital...........................     97,848      99,141
  Deficit..............................................     (1,148)     (3,789)
  Cumulative translation adjustment....................     (3,322)     (3,512)
                                                          --------    --------
    Total stockholders' equity.........................     93,378      91,840
                                                          --------    --------
    Total liabilities and stockholders' equity.........   $241,870    $232,581
                                                          ========    ========

       See notes to the unaudited condensed combined financial statements

                               NONWOVENS BUSINESS

             UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               THREE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                             -----------------
                                                               1997     1996
                                                             --------  -------
Operating activities
  Net income................................................ $  2,641  $ 1,431
  Adjustments to reconcile net income to net cash provided
   by operating activities
    Depreciation and amortization...........................    4,021    3,776
    Deferred income taxes...................................      110   (1,686)
    Loss on disposal of property, plant and equipment.......        5      --
  Changes in assets and liabilities
    Receivables, net........................................    4,213    5,864
    Inventories.............................................   (3,550)  (2,903)
    Other current assets....................................     (756)     131
    Other assets............................................     (176)    (251)
    Current liabilities.....................................    3,799    3,910
    Other liabilities.......................................      (11)     387
    Other, net..............................................      456     (201)
                                                             --------  -------
      Net cash provided by operating activities.............   10,752   10,458
                                                             --------  -------
Investing activities
  Capital expenditures......................................  (10,333)  (3,441)
  Proceeds from sale of property, plant and equipment.......       16        9
  Investment in Dominion Nonwovens Sudamericana S.A.........      (69)     --
  Other, net................................................      778      284
                                                             --------  -------
      Net cash used in investing activities.................   (9,608)  (3,148)
                                                             --------  -------
Financing activities
  Repayment of short-term borrowings........................      --    (7,286)
  Repayment of long-term debt...............................     (253)  (9,612)
  Issue of short-term borrowings............................      --     1,148
  Issue of long-term debt...................................    4,642   (2,902)
  Additional paid-in capital................................   (1,293)  17,111
                                                             --------  -------
      Net cash (used in) provided by financing activities...    3,096   (1,541)
                                                             --------  -------
Effect of changes in exchange rates on cash and cash
 equivalents................................................      (68)     (83)
                                                             --------  -------
      Net increase in cash and cash equivalents.............    4,172    5,686
      Cash and cash equivalents, beginning of period........   11,690    2,644
                                                             --------  -------
      Cash and cash equivalents, end of period.............. $ 15,862  $ 8,330
                                                             ========  =======
Supplemental disclosure of cash flow information
  Net cash paid (received) during the period for:
    Interest................................................ $    326  $  (161)
    Income taxes............................................     (360)    (181)

       See notes to the unaudited condensed combined financial statements

                              NONWOVENS BUSINESS

                             BASIS OF PRESENTATION

         FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996

GENERAL

  The consolidated financial statements of Dominion Textile Inc. (the "Corporation"), a Canadian company, have been issued to stockholders.

  All dollar amounts in the combined financial statements are stated in US dollars.

  The combined financial statements of the Nonwovens Business of Dominion Textile Inc. (the "Business") include the operations of Poly-Bond Inc., Nordlys S.A., Dominion Nonwovens Sudamericana S.A. and of Dominion Industrial Fabrics Company, which were operated as subsidiaries or divisions of Dominion Textile Inc. On December 19, 1997, pursuant to a takeover offer, DT Acquisition Inc., an affiliate of Polymer Group, Inc. ("PGI") acquired all shares tendered which approximated 98% of the outstanding common stock of the Corporation. In connection with the change of control, PGI entered into a preliminary agreement with Galey & Lord, Inc., to sell it certain operations. In contemplation of the change in control and the subsequent sale of certain operations, the operations and the net assets of the Corporation have been essentially divided into two groups: the Apparel Fabrics Business and the Nonwovens Business.

  The combined financial statements have been prepared using the Corporation's historical basis in the assets and liabilities and historical results of operations related to the Business. Changes in additional paid-in capital represent the Corporation's contribution of its net operating investment plus net cash transfers to or from the Corporation. The combined financial statements reflect the results of operations, financial position and cash flows of the Business as if it had operated as a separate entity for all periods presented and may not be indicative of actual results of operations and financial position of the Business under different ownership.

  Additionally, the combined financial statements include allocations of certain corporate headquarters' assets, liabilities (excluding deferred income taxes), and net expenses. All significant intergroup transactions and balances have been eliminated.

ALLOCATIONS

  The liabilities of the Business include outstanding direct third-party indebtedness and the amount of debt based on the ratio of the Business' average net operating investment to the aggregate net operating investment of the two groups. Interest expense shown in the combined financial statements reflects the interest expense associated with the aggregate borrowings for each period presented principally based on a blend of the Corporation's long-term weighted average interest rates for the applicable period.

  General corporate overhead related to the Corporation's headquarters has been allocated to the Business based on the ratio of the Business' sales to the aggregate sales of the Corporation. The costs of these services charged to the Business are not necessarily indicative of the costs that would have been incurred if the Business had performed these functions as a stand-alone entity. Additionally, income taxes on allocated general corporate overhead are calculated using the Corporation's statutory rate.

  Management believes that the basis of allocation is reasonable.

                              NONWOVENS BUSINESS

  The following table illustrates the results of applying the allocation method described above on various financial statement items:

                                                          THREE-MONTHS ENDED
                                                             SEPTEMBER 30,
                                                         ---------------------
                                                             1997       1996
                                                         ------------- -------
                                                            (IN THOUSANDS)
      Net impact on gross profit........................    $  (350)   $   249
      General corporate overhead, net...................       (891)      (780)
      Recovery of income taxes..........................        353        158
                                                            -------    -------
                                                            $  (888)   $  (373)
                                                            =======    =======
                                                                        JUNE
                                                         SEPTEMBER 30,   30,
                                                             1997       1997
                                                         ------------- -------
                                                            (IN THOUSANDS)
      Net assets excluding long-term debt...............    $ 2,901    $ 4,732
      Long-term debt....................................     82,593     77,951
      Cumulative translation adjustment.................       (891)    (1,408)